Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEDYNE TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	25-1843385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Address of principal executive offices)

TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN

(Full title of the plan)

Melanie S. Cibik

Senior Vice President, General Counsel and Secretary

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name and address of agent for service)

(805) 373-4545

(Telephone number, including area code, of agent for service)

Copies to:

Steven B. Stokdyk

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,000,000	$105.48 (2)	$105,480,000	$10,621.84

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, based on the average of the high and low prices for the Common Stock reported on the New York Stock Exchange on August 12, 2016, which date is within five business days prior to the initial filing of this Registration Statement, as reported on the New York Stock Exchange.

INTRODUCTION

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,000,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”) to be issued pursuant to the terms of the Teledyne Technologies Incorporated 401(k) Plan (the “401(k) Plan”), which may include purchases by the 401(k) Plan in open market transactions and intra-plan transfers.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, are incorporated by reference into this Registration Statement:

(i)	the Registrant’s annual report on Form 10-K and Form 10-K/A, filed with the Commission on March 1, 2016 and May 17, 2016, respectively, each for the fiscal year ended January 3, 2016 (File No. 1-15295);

(ii)	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 8, 2016 (File No. 1-15295);

(iii)	the Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended April 3, 2016 and July 3, 2016, filed with the Commission on May 6, 2016 and August 9, 2016, respectively (File No. 1-15295);

(iv)	the Registrant’s report on Form 11-K for the Teledyne Technologies Incorporated 401(k) Plan for the fiscal year ended December 31, 2015, filed with the Commission on June 27, 2016 (File No. 1-15295);

(v)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 27, 2016 (File No. 1-15295), February 4, 2016 (File No. 1-15295), and April 28, 2016 (File No. 1-15295), only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(vi)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, as amended, filed with the Commission (File No. 1-15295).

As disclosed in Note 14 to the unaudited interim condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2016 (the “Q2 2016 Form 10-Q”), in the second quarter of 2016, the Company has classified the Teledyne Printed Circuit Technology business as discontinued operations.

Financial information for periods included in reports incorporated by reference into this registration statement, other than the Q2 2016 Form 10-Q, have not been recast to reflect the discontinued operations of the Teledyne Printed Circuit Technology business as management of the Company has concluded that this change is not a material change to the Company’s consolidated financial position or results of operations for any of the periods presented.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the 401(k) Plan meeting the requirements of Section 10(a) of the Securities Act.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly indicated, a Current Report on Form 8-K furnished to the Commission pursuant to Item 2.02 or Item 7.01 and any other information not deemed “filed” with the Commission shall not be incorporated by reference into this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The opinion of counsel as to the legality of the securities that may be issued under the 401(k) Plan is given by Melanie S. Cibik, Senior Vice President, General Counsel and Secretary for the Registrant. As of July 29, 2016, Miss Cibik owned 28,111.304 shares of the Registrant’s Common Stock (which includes 2,887.879 equivalent shares under the Plan) and held 43,000 stock options granted under various incentive plans of the Registrant.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Code (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

The Registrant is also authorized to maintain, and does maintain, insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Restated Certificate of Incorporation provides that, to the full extent that Delaware law permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for conduct as a director.

Beginning on April 22, 2009, the Registrant entered into individual Indemnification Agreements with directors and certain officers and executives of the Registrant, including the executive officers named in the summary compensation table of Registrant’s most recently filed proxy statement. Simply, the Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. Some further details include:

•	In a third-party proceeding, an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, if in a criminal action or proceeding, if the indemnitee had no reason to believe that his or her conduct was unlawful. In a third party proceeding, the indemnification obligation covers reasonable expenses, judgment fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee.

•	In proceedings by or in the name of the Registrant (e.g., derivative suits), an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. In derivative suits, the indemnification obligation covers reasonable expenses, but in proceedings where the Registrant is alleging harm caused by the indemnitee, the indemnitee would generally not be entitled to be indemnified for judgments, fines and amounts paid in settlement (otherwise the Registrant would effectively not recover any damages), unless perhaps a Delaware or other court determines otherwise despite the finding of liability.

•	The Registrant has an obligation to advance, on an unsecured and interest-free basis, reasonable expenses incurred by the indemnitee within 30 days of the indemnitee’s request. The indemnitee does not need to meet any standard of conduct to be entitled to advancement of expenses and there is no determination requirement to be made by the Board of the Registrant in connection with the advancements of expenses. An indemnitee must repay any amounts advanced if it ultimately determined that the indemnitee is not entitled to indemnification.

The Registrant’s indemnification obligations do not cover the following situations: (1) where indemnification payments have been made under director’s and officer’s insurance or other indemnification provisions; (2) where the claim is based on disgorgement of short-swing profits under Section 16(b) of the Exchange Act; (3) where the claim is based on reimbursement by the indemnitee to the Registrant of a bonus or other incentive-based or equity-based compensation if required under the Exchange Act (e.g., in connection with a restatement as a result of the company’s noncompliance with the financial reporting requirements required by Section 304 of the Sarbanes-Oxley Act of 2002, as amended); or (4) where the proceeding is initiated by the indemnitee (other than proceedings that are consented to by the Board of the Registrant or that the indemnitee initiates against the Registrant to enforce the Indemnification Agreement).

Under the Indemnification Agreements, in the event of a change in control or the Registrant reduces or does not renew the Registrant’s director’s and officer’s insurance coverage, the Registrant is required to purchase (or cause the acquirer or successor to the Registrant to purchase or maintain) a six-year tail policy, subject to a 200% premium cap. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement.

Item 8. Exhibits

A list of exhibits included as part of this Registration Statement is set forth in the Exhibits Index appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 16th day of August, 2016.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Robert Mehrabian
Robert Mehrabian
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Robert Mehrabian Robert Mehrabian	Chairman, President and Chief Executive Officer (Principal Executive Officer), Director	August 16, 2016

/s/ Susan L. Main Susan L. Main	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 16, 2016

/s/ Cynthia Y. Belak Cynthia Y. Belak	Vice President and Controller (Principal Accounting Officer)	August 16, 2016

* Roxanne S. Austin	Director	August 16, 2016

* Charles Crocker	Director	August 16, 2016

* Kenneth C. Dahlberg	Director	August 16, 2016

* Simon M. Lorne	Director	August 16, 2016

* Robert A. Malone	Director	August 16, 2016

* Paul D. Miller	Director	August 16, 2016

* Jane C. Sherburne	Director	August 16, 2016

* Michael T. Smith	Director	August 16, 2016

* Wesley W. von Schack	Director	August 16, 2016

* /s/ Melanie S. Cibik Melanie S. Cibik

Pursuant to Power of Attorney filed as Exhibit 24.1

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 16th day of August, 2016.

Teledyne Technologies Incorporated 401(k) Plan PLAN ADMINISTRATIVE COMMITTEE

By:	/s/ Susan L. Main
Susan L. Main, Member

By:	/s/Stephen F. Blackwood
Stephen F. Blackwood, Member

By:	/s/ Melanie S. Cibik
Melanie S. Cibik, Member

By:	/s/ Anna S. Masters
Anna S. Masters, Member

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Registrants’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.2	Amended and Restated Bylaws of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2014 (File No. 1-15295)).

5.1*	Opinion of Melanie S. Cibik regarding the legality of the shares being registered hereunder.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm

23.4	Consent of Melanie S. Cibik (included in the Opinion filed as Exhibit 5.1).

24.1*	Power of Attorney

*	Filed herewith.